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                                                                   EXHIBIT 10.49


                               SECOND AMENDMENT TO
                              PLAINS RESOURCES INC.
                            2001 STOCK INCENTIVE PLAN

         WHEREAS, Plains Resources Inc. (the "COMPANY"), having previously adopted the Plains Resources Inc. 2001 Stock Incentive Plan, as amended by the First Amendment to Plains Resources Inc. 2001 Stock Incentive Plan (the "PLAN"), and in accordance with the powers granted to the board of directors of the Company (the "BOARD") pursuant to Section 15 of the Plan, does hereby amend the Plan as follows:

         NOW THEREFORE, BE IT HEREBY RESOLVED, effective as of January 1, 2003, the Plan shall be amended as follows:

         1. SECTION 2.4. The definition of "Award" shall be deleted in its entirety and replaced with the following:

            "Award" means a grant of Restricted Stock, Restricted Stock Units, a Performance Award, a Share Award or any or all of them.

         2. SECTION 2.6. In clause (a), the words "for the purposes of Section 6.4" shall be deleted and shall be replaced with "with respect to Eligible Directors."

         3. SECTION 2.16. The parenthetical "(other than Eligible Director)" shall be deleted.

         4. SECTION 2.38. A new section 2.38 shall be added and the definition "Share Award" and all definitions thereafter shall be renumbered accordingly. The new Section 2.38 shall read:

            "Restricted Stock Unit" means a right to receive one Share or a cash amount equal to the Fair Market Value of one Share or a combination thereof, as determined by the Committee in its sole discretion, subject to the terms of the Plan and the applicable Agreement.

         5. Section 6 is deleted in its entirety and shall be replaced with the following:

            "6. Grants for Nonemployee Directors and Outside Directors.

                           6.1 Grant. In its discretion, the Committee may elect to grant Options (and other Awards) to Nonemployee Directors or Outside Directors under any terms or conditions it deems reasonable."

         6. SECTION 9. A new Section 9 shall be added. The new Section 9 shall be entitled "Restricted Stock Units" and shall include the following:

                           9.1 Grant. The Committee may grant Awards of
         Restricted Stock Units to Eligible Individuals, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and

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conditions as the Committee may, in its discretion, determine, subject to the terms and provisions set forth below in this Section 9.

                           9.2 Rights of Grantees. Until all restrictions upon the Restricted Stock Units awarded to a Grantee shall have lapsed in the manner set forth in Section 9.5, the Grantee shall not be a shareholder of the Company, nor have any of the rights or privileges of a shareholder of the Company, including, without limitation, rights to receive dividends and voting rights.

                           9.3 Restricted Stock Unit Account. The Company shall establish and maintain a separate account ("Restricted Stock Unit Account") for each Grantee who has received a grant of Restricted Stock Units, and such account shall be credited for the number of Restricted Stock Units granted to such Grantee. Unless otherwise provided in an applicable Restricted Stock Unit Agreement, a Grantee's Restricted Stock Unit Account shall be credited for any securities or other property (including regular cash dividends) distributed by the Company in respect of its Shares. Any such property shall be subject to the same vesting schedule as the Restricted Stock Units to which it relates.

                           9.4 Non-transferability. Until all restrictions upon the Restricted Stock Units awarded to a Grantee shall have lapsed in the manner set forth in Section 9.5, such Restricted Stock Units and any related securities, cash dividends or other property credited to a Restricted Stock Unit Account shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

                           9.5 Vesting.

                                    (a) Generally. Restricted Stock Units
                           awarded hereunder and any related securities, cash dividends or other property credited to the Restricted Stock Unit Account shall vest at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award of Restricted Stock Units shall set forth any such terms and conditions.

                                    (b) Effect of Change in Control. Unless the
                           Committee shall determine otherwise at the time of the grant of an Award of Restricted Stock Units, the Restricted Stock Units and any related securities, cash dividends or other property credited to the Restricted Stock Unit Account shall vest upon a Change in Control. The Agreement evidencing the Award of Restricted Stock Units shall set forth any such provisions.

                                    (c) Payment or Delivery of Shares and Other
                           Property. As soon as practicable after each vesting date of an Award of Restricted Stock Units, payment shall be made in Shares or in cash or in a combination thereof (based upon the Fair Market Value of the Shares on the day all restrictions lapse), as determined by the Committee in its sole discretion. If payment is made in Shares, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares free of all


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                           restrictions hereunder. Any securities, cash
                           dividends or other property credited to a Restricted Stock Unit Account other than Restricted Stock Units shall be paid in kind, or, in the discretion of the Committee, in cash.

         7. Former Sections 9 through 19 shall be renumbered accordingly and all references to Sections in the Plan shall be amended to correspond with such renumbering.

         FURTHER RESOLVED, each of the officers of the Company shall have authority to take such further action as they or any of them may deem necessary to effectuate the foregoing.

         Adopted by the Board on March ___, 2003.


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